EXHIBIT 10-H(ii)

December 14, 1995

Munsingwear, Inc.
8000 West 78th Street
Suite 400
Minneapolis, Minnesota 55439

Gentlemen:

         Munsingwear, Inc., a Delaware corporation ("Borrower") and LaSalle National Bank, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated September 21, 1994 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   The Agreement hereby is amended as follows:

          (a) Paragraph (1) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

               (1) LOAN LIMIT: Bank may, in its sole discretion, advance an amount up to the sum of the following sublimits (the "Loan Limit"):

                    (a) Up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus

                    (b) Subject to Paragraph (4) of Exhibit A of the Agreement, up to (i) sixty percent (60%) of the lower of the cost or market value of Borrower's Eligible Inventory, during the period of May 1st through November 30th of calendar year 1995, which shall reduce to fifty-five percent (55%) during such period for calendar year 1996 and thereafter; and (ii) sixty-five percent (65%) of the lower of the cost or market value of Borrower's Eligible Inventory, during the period of December 1st through April 30th of each year or Ten Million and No/100 Dollars ($10,000,000.00), whichever is less; plus

                    (c) Subject to Paragraph (2) of Exhibit A of the Agreement, up to (i) sixty percent (60%) against the face amount of Commercial Letters of Credit issued by Bank for the purpose of purchasing Inventory during the period of May 1st through November 30th of calendar year 1995, which shall reduce to fifty-five percent (55%) during such period for calendar year 1996 and thereafter; and
                         (ii) sixty-five percent (65%) against the face amount of Commercial Letters of Credit issued by Bank for the purpose of purchasing Inventory during the period of December 1st through April 30th of each year; provided, that such Commercial Letters of Credit are in form and substance satisfactory to Bank; minus

                    (d) Such reserves as Bank elects, in its sole discretion, to establish from time to time;

                         provided, that the advances at subparagraphs (b) and
                         (c) above shall in no event exceed Fourteen Million and No/100 Dollars ($14,000,000.00), in the aggregate; and

               further provided, the aggregate Loan Limit shall in no event exceed TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), except as such amount may be increased or decreased by Bank, in its sole discretion, from time to time.

          (b) Paragraph (2) of Exhibit A of the Agreement is deleted in entirety and the following is substituted in its place:

               (2) LETTERS OF CREDIT: Subject to the terms and conditions of the Agreement, including Exhibit A, and the Other Agreements, during the Original Term or any Renewal Term, Bank may, in its sole discretion from time to time issue, upon Borrower's request, Commercial and/or Standby Letters of Credit, provided that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Fourteen Million and No/100 Dollars ($14,000,000.00). Bank's contingent liability under the Letters of Credit shall automatically reduce, dollar for dollar, the amount which Borrower may borrow based upon the Loan Limit. Payments made by Bank to any Person on account of any Letter of Credit shall constitute Loans hereunder. At no time shall the aggregate of direct Loans by Bank to Borrower plus the contingent liability of Bank under the outstanding Letters of Credit be in excess of the Loan Limit. Borrower shall remit to Bank a Letter of Credit fee equal to one-fourth of one percent (1/4 of 1%) per month on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on each day that interest is payable hereunder. Borrower shall also pay on demand Bank's normal and customary administrative charges for issuance of any Letter of Credit.

          (c) Paragraph (5) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

               (5) INTEREST RATE: Each Loan shall bear interest at the rate of three-fourths of one percent (3/4 of 1%) per annum in excess of Bank's publicly announced prime rate (which is not intended to be Bank's lowest or most favorable rate in effect at any time) (the "Prime Rate") in effect from time to time, payable on the last business day of each month in arrears. Commencing December 1, 1995, each Loan shall bear interest at the rate of one and three-fourths percent (1-3/4%) per annum in excess of Bank's Prime Rate in effect from time to time, payable on the last business day of each month in arrears. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

                    Upon the occurrence of an Event of Default, each Loan shall bear interest at the rate of two percent (2%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360 day year.

     2. This Amendment shall not become effective until fully executed by all parties hereto.

     3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

                                        LASALLE NATIONAL BANK,
                                        a national banking association

                                        By: ___________________________
                                        Title: __________________________

Accepted and agreed to this
 2nd day of January 1996

MUNSINGWEAR, INC.

By: ____________________________
Title: ___________________________

By: ____________________________
Title: ___________________________